Exhibit 99.1

Rezolute Reports Fourth Quarter and Full Year Fiscal 2022 Results and Highlights Company Progress

Announced a $130 million registered direct offering and concurrent private placement priced at-the-market

Late-breaking oral presentation from Phase 2b RIZE study of RZ358 presented at ESPE 2022

Phase 2 proof-of-concept study of RZ402 expected to be initiated later this year

REDWOOD CITY, Calif., September 15, 2022 (GLOBE NEWSWIRE) – Rezolute, Inc. (Nasdaq: RZLT), a clinical-stage biopharmaceutical company dedicated to developing transformative therapies with the potential to shift the treatment paradigms of devastating metabolic diseases, today announced its financial results for the fourth quarter and full fiscal year ended June 30, 2022.

“This quarter marked steady progress as we continue to drive our clinical programs forward, including RZ358 for congenital hyperinsulinism and RZ402 for diabetic macular edema,” said Nevan Charles Elam, Chief Executive Officer and Founder of Rezolute. “With the $130 million financing that we completed, we are well-capitalized to advance RZ358 into a Phase 3 trial and to initiate a Phase 2 proof-of-concept study for RZ402. We believe these candidates hold the potential to create a new standard of care for patient populations in need of better therapeutic options.”

Corporate and Clinical Highlights

•	Financing Update

o	Rezolute raised gross proceeds of $130 million in a registered direct offering and concurrent private placement backed by notable growth and life science investors.

•	RZ358, monoclonal antibody for the treatment of congenital hyperinsulinism

o	The results of the Phase 2b RIZE study of RZ358 in patients with congenital hyperinsulinism (HI) were revealed in a late-breaking oral presentation at the 2022 Pediatric Endocrine Society Annual Meeting in May and discussed by management in a conference call following the presentation. RZ358 demonstrated good safety and tolerability across all doses with no study discontinuations or adverse drug reactions. Results exceeded expectations for correction of hypoglycemia, including a highly significant reduction of ~75% in hypoglycemia events by blood glucometer (BGM) as well as time in hypoglycemia by continuous glucose monitoring (CGM) at anticipated therapeutics doses. Rezolute also presented additional data from the RIZE study at the 60th European Society for Paediatric Endocrinology (ESPE) meeting this month.

•	RZ402, oral plasma kallikrein inhibitor to treat diabetic macular edema (DME)

o	Positive topline data from the Phase 1b multiple-ascending dose study of RZ402 were announced earlier this year. These data further validate and support the potential for once daily oral dosing and enable Rezolute to initiate a Phase 2 proof-of-concept study in the fourth calendar quarter of this year.

•	Key leadership announcement

o	Rezolute announced the promotion of Brian Roberts, M.D., previously Senior Vice President and Head of Clinical Development, to Chief Medical Officer of Rezolute. Dr. Roberts joined Rezolute in 2017 as Vice President of Clinical Development and a member of the founding management team.

Fourth Quarter and Full Year Fiscal 2022 Financial Results

•	Cash and cash equivalents totaled $150.4 million as of June 30, 2022.

•	Research and development (R&D) expenses were $8.6 million for the fourth quarter of fiscal 2022, compared to $4.4 million for the same period in fiscal 2021. Full fiscal year 2022 R&D expenses were $32.5 million, compared to $15.0 million in fiscal year 2021. The increase from fiscal year 2021 to fiscal year 2022 was primarily due to increased spending for clinical trial activities, manufacturing costs, compensation and benefits and an increase in licensing payments.

•	General and administrative (G&A) expenses were $2.7 million for the fourth quarter of fiscal 2022, compared to $2.2 million for the same period in fiscal 2021. Full fiscal year 2022 G&A expenses were $9.4 million, compared to $7.9 million in fiscal year 2021. The increase from fiscal year 2021 to fiscal year 2022 were primarily due to increased spending in professional services.

•	Net loss was $9.4 million for the fourth quarter of fiscal 2022, compared to $6.5 million for the same period in fiscal 2021. Full year fiscal 2022 net loss was $41.1 million compared to net loss of $20.9 million for the fiscal year 2021.

About Rezolute, Inc.

Rezolute strives to disrupt current treatment paradigms by developing transformative therapies for devastating rare and chronic metabolic diseases. Its novel therapies hold the potential to both significantly improve outcomes and reduce the treatment burden for patients, the treating physician, and the healthcare system. Patient, clinician, and advocate voices are integrated in the Company’s drug development process, enabling Rezolute to boldly address a range of severe conditions. Rezolute is steadfast in its mission to create profound, positive, and lasting impact on patients’ lives. The Company’s lead clinical asset, RZ358, is in late-stage development for the treatment of congenital hyperinsulinism, a rare pediatric endocrine disorder. Rezolute is also developing RZ402, an orally available plasma kallikrein inhibitor, for the treatment of diabetic macular edema. For more information, visit www.rezolutebio.com or follow us on Twitter.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Rezolute, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Important factors that may cause such a difference include any other factors discussed in Rezolute’s filings with the SEC, including the Risk Factors contained in the Rezolute’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.

Investor Contact:

Kimberly Minarovich/Carrie McKim

Argot Partners

rezolute@argotpartners.com

212-600-1902

Media:

Ingrid Mezo

Canale Communications, Inc.

ingrid.mezo@canalecomm.com

301-473-2881

Rezolute, Inc.
Condensed Consolidated Financial Statements Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Condensed Consolidated Statements of Operations Data:

Operating expenses:
Research and development	$8,574	$4,389	$32,486	$14,987
General and administrative	2,725	2,247	9,357	7,907
Total operating expenses	11,299	6,636	41,843	22,894
Loss from operations	(11,299)	(6,636)	(41,843)	(22,894)

Non-operating income, net	1,876	146	783	1,992
Net loss	$(9,423)	$(6,490)	$(41,060)	$(20,902)

Net loss per common share
Basic	$(0.30)	$(0.78)	$(2.26)	$(2.72)
Diluted	$(0.37)	$(0.78)	$(2.32)	$(2.72)

Weighted average number of common shares outstanding:
Basic	31,429	8,352	18,197	7,671
Diluted	36,302	8,352	19,487	7,671

	June 30,	June 30,
	2022	2021
Condensed Consolidated Balance Sheets Data:
Cash and cash equivalents	$150,410	$41,047
Working capital	149,642	40,025
Total assets	152,420	42,609
Long term debt, net of discount	—	13,968
Accumulated deficit	(209,198)	(168,138)
Total stockholders’ equity	149,471	26,099